Kewaunee Scientific Reports
Results for Third Quarter of Fiscal Year 2024

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. March 6, 2024 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its third quarter ended January 31, 2024.

Fiscal Year 2024 Third Quarter Results:

Sales during the third quarter of fiscal year 2024 were $46,778,000, a decrease of 23.1% compared to sales of $60,821,000 from the prior year's third quarter. Pre-tax earnings for the quarter were $3,515,000 compared to $2,060,000 for the prior year quarter, an increase of 70.6%. Net earnings were $2,521,000 compared to net earnings of $723,000 for the prior year quarter. EBITDA1 for the quarter was $4,414,000 compared to $2,683,000 for the prior year quarter. Diluted earnings per share was $0.85 compared to diluted earnings per share of $0.25 in the prior year quarter.

The Company’s order backlog was $152.3 million on January 31, 2024, as compared to $153.2 million on January 31, 2023, and $147.9 million on April 30, 2023.

Domestic Segment - Domestic sales for the quarter were $31,774,000, a decrease of 12.1% from sales of $36,134,000 in the prior year quarter. The decrease in Domestic sales was primarily due to the reduction in non-product revenue related to the Company's decision to stop selling directly to end users. This revenue typically includes freight, installation services and buyouts. Domestic segment net income was $2,633,000 compared to $417,000 in the prior year quarter. Domestic segment EBITDA was $3,832,000 compared to $1,012,000 for the prior year quarter. Domestic segment profitability improved versus the prior year quarter because of the strategic go-to-market decisions made in the previous year to stop selling direct, as well as improved manufacturing productivity and cost containment actions.

International Segment - International sales for the quarter were $15,004,000, a decrease of 39.2% from sales of $24,687,000 in the prior year quarter. International segment net income was $923,000 compared to $1,561,000 in the prior year quarter. International segment EBITDA was $1,676,000 compared to $2,385,000 for the prior year quarter. The year-over-year decline in sales is attributable to the delivery of two large projects during the prior year that were non-recurring, one in Africa and one in India. Absent this impact, International segment performance remains strong as demand in the international markets served by the Company remain robust.

Corporate Segment – Corporate segment pre-tax net loss was $1,069,000 for the quarter, as compared to a pre-tax net loss of $1,144,000 in the prior year quarter. Corporate segment EBITDA for the quarter was ($1,094,000) compared to corporate segment EBITDA of
1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

($714,000) for the prior year quarter. The change in EBITDA was driven primarily by the net change in Corporate cost allocation methodology across our business segments.

Total cash on hand on January 31, 2024 was $27,112,000, as compared to $13,815,000 on April 30, 2023. The increase in cash was primarily from improved operating performance, as well as a large customer advance payment received during the quarter for a project in India. Working capital was $54,014,000, as compared to $47,348,000 at the end of the third quarter last year and $47,867,000 on April 30, 2023.

The Company had short-term debt of $3,184,000 as of January 31, 2024, as compared to $3,587,000 on April 30, 2023. Long-term debt was $28,655,000 on January 31, 2024, as compared to $29,007,000 on April 30, 2023. The building lease from the Company's December 2021 sale-leaseback transaction accounts for $28,298,000 of the long-term debt on January 31, 2024 and $28,774,000 of the long-term debt on April 30, 2023. Long-term debt, net of the sale-leaseback transaction, was $357,000 on January 31, 2024 as compared to $233,000 on April 30, 2023. The Company’s debt-to-equity ratio on January 31, 2024 was 0.87-to-1, as compared to 1.08-to-1 on April 30, 2023. The Company's debt-to-equity ratio, net of the sale-leaseback transaction, on January 31, 2024 was 0.25-to-1, as compared to 0.34-to-1 on April 30, 2023.

"Our financial performance for the third quarter of fiscal year 2024 was strong," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "As discussed in previous quarterly releases, we are realizing the benefits of executing on our strategic objectives."

"While the third quarter can often be our softest quarter due to the holiday schedule in the US as well as customers looking to wrap up construction projects before the calendar-end, we did not experience a significant slow-down in activity during the quarter. This is a testament to our world-class dealer and distribution network who continue to perform at a high level in response to customer demand."

"Looking ahead, we remain optimistic about the future, with a strong pipeline of projects, a sound strategy, and a commitment to sustained financial performance."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended January 31, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$417	$1,561	$(1,255)	$723
Add/(Less):
Interest Expense	—	53	383	436
Interest Income	—	(147)	—	(147)
Income Taxes	—	852	110	962
Depreciation and Amortization	595	66	48	709
EBITDA	$1,012	$2,385	$(714)	$2,683

Quarter Ended January 31, 2024	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$2,633	$923	$(1,035)	$2,521
Add/(Less):
Interest Expense	321	72	18	411
Interest Income	—	(220)	(97)	(317)
Income Taxes	220	796	(34)	982
Depreciation and Amortization	658	105	54	817
EBITDA	$3,832	$1,676	$(1,094)	$4,414

Year to Date January 31, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$1,006	$3,405	$(4,678)	$(267)
Add/(Less):
Interest Expense	—	113	1,077	1,190
Interest Income	—	(409)	(357)	(766)
Income Taxes	—	1,801	110	1,911
Depreciation and Amortization	1,805	194	143	2,142
EBITDA	$2,811	$5,104	$(3,705)	$4,210

Year to Date January 31, 2024	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$8,398	$1,917	$(2,588)	$7,727
Add/(Less):
Interest Expense	1,024	143	46	1,213
Interest Income	—	(638)	(120)	(758)
Income Taxes	2,365	2,257	(728)	3,894
Depreciation and Amortization	1,853	302	150	2,305
EBITDA	$13,640	$3,981	$(3,240)	$14,381

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical consolidated statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel and wood casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin work surfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, and natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2023, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
($ and shares in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Net sales	$46,778	$60,821	$147,053	$165,508
Cost of products sold	34,749	50,491	109,642	140,281
Gross profit	12,029	10,330	37,411	25,227
Operating expenses	8,223	8,026	24,688	22,564
Operating profit	3,806	2,304	12,723	2,663
Pension expense	(41)	(18)	(122)	(53)
Other income, net	161	210	384	756
Interest expense	(411)	(436)	(1,213)	(1,190)
Profit before income taxes	3,515	2,060	11,772	2,176
Income tax expense	982	962	3,894	1,911
Net earnings	2,533	1,098	7,878	265
Less: Net earnings attributable to the non-controlling interest	12	375	151	532
Net earnings (loss) attributable to Kewaunee Scientific Corporation	$2,521	$723	$7,727	$(267)

Net earnings (loss) per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.87	$0.26	$2.68	$(0.09)
Diluted	$0.85	$0.25	$2.64	$(0.09)
Weighted average number of common shares outstanding
Basic	2,893	2,830	2,885	2,822
Diluted	2,965	2,911	2,927	2,822

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	January 31, 2024	April 30, 2023
	(Unaudited)
Assets
Cash and cash equivalents	$21,312	$8,078
Restricted cash	5,800	5,737
Receivables, less allowances	41,109	46,081
Inventories	21,845	21,889
Prepaid expenses and other current assets	6,090	6,135
Total Current Assets	96,156	87,920
Net Property, Plant and Equipment	17,492	16,402
Right of use assets	7,827	9,170
Other assets	4,830	5,406
Total Assets	$126,305	$118,898

Liabilities and Stockholders' Equity
Short-term borrowings	$3,184	$3,587
Current portion of lease obligations	2,166	2,052
Current portion of financing liability	695	642
Accounts payable	19,083	23,599
Other Current Liabilities	17,014	10,173
Total Current Liabilities	42,142	40,053
Long-term portion of lease obligations	5,988	7,284
Long-term portion of financing liability	27,603	28,132
Other non-current liabilities	5,230	4,944
Total Liabilities	80,963	80,413
Kewaunee Scientific Corporation Equity	44,083	37,409
Non-controlling interest	1,259	1,076
Total Stockholders' Equity	45,342	38,485
Total Liabilities and Stockholders' Equity	$126,305	$118,898